Exhibit 10.4

MANAGEMENT EMPLOYMENT AGREEMENT

The following agreement is hereby entered into between John Aglialoro (hereinafter known as Executive) and CYBEX INTERNATIONAL (together with its affiliated corporations hereinafter known as the “Company”) and having its principal offices at 10 Trotter Drive, Medway, MA. 02053.

1.	DUTIES AND RESPONSIBILITIES

Executive agrees to hold the position of Chief Executive Officer with duties/responsibilities of that position and shall be directly responsible to the Board of Directors.

2.	BEST EFFORTS

Executive agrees to devote best efforts to his/her employment with the Company on a full-time basis. He/she further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Executive will conduct himself/herself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products, and business of the Company.

4.	COMPENSATION

a)	Salary shall be $360,000/year payable in equal installments as per the company’s payroll policy. Salary shall be considered on an annual basis and may be adjusted based on performance as approved by the Board.

b)	Benefits shall be the standard benefits of the Company as they shall exist from time to time.

c)	Other specific benefits as they may be negotiated.

5.	NON-DISCLOSURE

Executive acknowledges that employment with the Company requires him/her to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. Upon termination of employment for any reason, Executive agrees to return to the Company any such confidential information and material in his/her possession with no copies thereof retained. Executive further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he/she will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than employee.

6.	NON-COMPETITION

During employment with the Company and for a period of two years thereafter (regardless of the reason for termination) Executive agrees he/she will not, directly or indirectly, in any way for his/her own account, as Executive, stockholder, partner, or otherwise, or for the account of any other person, corporation, or entity:

a)	Engage, within any geographic area in which the Company is then conducting its business, in any business segment in which he/she has actively participated as an Executive of the Company; or

b)	Solicit customers who, during the period of employment, were customers of the Company or were actively solicited as customers of the Company; or

c)	Offer employment to any employee of the Company in any capacity whatsoever, or attempt to induce or cooperate with any other firm in an attempt to induce an employee of the Company to leave the employ of the Company; or

d)	Attempt or cooperate with any other firm in an attempt to induce any independent contractor of the Company to cease providing services to the Company.

7.	INVENTIONS

Executive agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Executive agrees to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Executive further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed, during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived, or discovered during employment with the Company.

Executive acknowledges that the only discoveries, improvements, and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit A.

8.	NO CURRENT CONFLICT

Executive hereby assures the Company that he/she is not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.

9.	TERMINATION AND TERMINATION BENEFITS

Employment is “at will” which means that either the Company or Executive may terminate at any time, with or without cause or good reason.

a)	The Company may terminate other than for “cause” at any time upon written notice to Executive.

b)	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause and in the case of clause (1) or (4), the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 30 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

(1)	Executive’s failure to perform his duties and responsibilities to the Company, which failure is either (a) the result of the intentional conduct of Executive or (b) substantial and prolonged in nature.

(2)	Any Executive misconduct which, in the discretion of the Company, is injurious to the business or interests of the Company.

(3)	Violation of any federal, state, or local law applicable to the business of the Company.

(4)	Any material breach of this agreement.

c)	Executive may terminate employment at any time, with or without good reason, upon 60 days written notice to the Company.

d)	If Executive resigns or employment is terminated by the Company for cause, the Company shall have no further obligation to Executive other than for Annual Salary earned through the date of termination. No severance pay or other benefits of any kind will be provided.

e)	In the event the Company terminates Executive’s employment other than “for cause” as defined above, the Company shall, as a severance benefit, continue to pay Executive his normal salary ending on the first to occur of (1) the second anniversary of the date of termination; or (2) the date Executive obtains other substantially similar employment. In the event Executive obtains other employment which is not substantially similar, the Company shall pay the difference between Executive’s new salary and that which he received as an Employee of the Company.

f)	Regardless of the reason for termination, Executive shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan which is qualified pursuant to ERISA and in which Executive participates.

10.	MISCELLANEOUS

a)	This Agreement and any disputes arising herefrom shall be governed by New Jersey law.

b)	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c)	This Agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter.

d)	The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same.

For Executive:	For the Company:
/s/ John Aglialoro	/s/ Jerry Lee

Date: April 8, 2003	Date: April 8, 2003

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